Exhibit (a)(ii)

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trustee on behalf of Evanston Alternative Opportunities Fund executed the following Certificate of Amendment:

1.	Name of Statutory Trust: Evanston Alternative Opportunities Fund

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

The Certificate of Trust of Evanston Alternative Opportunities Fund is hereby amended to reflect the change of name of the Trust to “North Square Evanston Multi-Alpha Fund.”

3.	This Certificate of Amendment shall be effective on May 6, 2024.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 6th day of May, 2024 A.D.

Evanston Alternative Opportunities Fund

By:	/s/ Ian Martin
Trustee

Name:	Ian Martin
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